Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-164857, 333-156449, 333-151320 and 333-151318) of New Generation Biofuels Holdings, Inc. and subsidiaries, and in the related prospectuses, of our report dated March 19, 2010, with respect to the consolidated financial statements of New Generation Biofuels Holdings, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/S/ REZNICK GROUP, P.C.

Vienna, Virginia
March 26, 2010